Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Irina Nashtatik	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CFO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Reports

2nd Quarter Fiscal Year 2021 Results

•	Income year-over-year before income taxes for the three months ended September 30, 2020 increased by 277.5% compared to prior year second quarter
•	Pre-tax yield as a percentage of average finance receivables for the three months ended September 30, 2020 increased to 2.6% compared to 0.6% during the prior year second quarter
•	Originations year-over-year on new Contracts purchased for the three months ended September 30, 2020 decreased by 13.9% compared to prior year second quarter
•	Originations year-over-year on Direct Loans for the three months ended September 30, 2020 increased by 28.2% compared to prior year second quarter
•	Accounts 60+ days delinquent decreased to 2.9%, excluding Chapter 13 bankruptcy accounts, compared to 3.2% as of the prior year second quarter
•	Net Portfolio Yield for the three months ended September 30, 2020 increased to 18.6% compared to 16.0% during the prior year second quarter

October 30, 2020 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced net income for the three months ended September 30, 2020 of $1.3 million compared to $0.3 million for the three months ended September 30, 2019.  Diluted net income per share was $0.16 for the three months ended September 30, 2020 as compared to $0.03 for the three months ended September 30, 2019. Revenue decreased 9.8% to $14.1 million for the three months ended September 30, 2020 as compared to $15.6 million for the three months ended September 30, 2019. The Company reported income before income taxes for the three months ended September 30, 2020 of $1.4 million compared $0.4 million for the three months ended September 30, 2019. The Company recorded an income tax expense of approximately $0.1 million during the three months ended September 30, 2020 compared to an income tax expense of $0.1 million during the three months ended September 30, 2019.

For the Fiscal Year 2021, the Company has calculated an effective tax rate of approximately 25%, before income tax benefit. As of September 30, 2020, the company recognized a net income tax benefit of approximately $(0.3) million, with $(0.2) million relating to the tax provision analysis and $(0.1) million relating to the net operating loss carry-back provisions allowed by the CARES Act. The effective tax rate has been similar for the reporting periods presented.

The Company announced net income for the six months ended September 30, 2020 of $2.7 million compared to $0.9 million for the six months ended September 30, 2019.  Diluted net income per share was $0.34 for the six months ended September 30, 2020 as compared to $0.11 for the six months ended September 30, 2019. Revenue decreased 12.4% to $28.2 million for the six months ended September 30, 2020 as compared to $32.2 million for the six months ended September 30, 2019. The Company reported income before income taxes for the six months ended September 30, 2020 of $3.2 million compared $1.2 million for the six months ended September 30, 2019.   The Company recorded an income tax expense of approximately $0.5 million during the six months ended September 30, 2020 compared to $0.3 million during the six months ended September 30, 2019.

For the six months ended September 30, 2020, the Company originated $40.4 million in finance receivables, collected $58.8 million in principal payments, reduced debt by a net amount of $14.6 million, repurchased $0.2 million of common stock, and increased cash by $8.5 million.

“We continue to enjoy excellent results in terms of portfolio management,” stated Doug Marohn, President and CEO of Nicholas Financial, Inc.  “Our core philosophy of providing primary transportation to and from work for the subprime borrower and our focus on smaller dollar, more affordable loans have made it easier for customers to meet their obligation even in tough economic times.  Matching our customers’ individual needs and abilities with an appropriate loan structure has served them and Nicholas well.”

“The strong portfolio performance is encouraging and reinforces our approach to this business as being the right way.  The 2nd Quarter generated reduced delinquency and lower losses year over year without relying on increased extensions or modifications.  That said we are maintaining a conservative approach to our reserve methodology and ensuring our loss reserves are more than sufficient until we have better clarity of the future as it relates to the economic impact of the pandemic.”

“Whereas it is true that new originations on indirect retail sales finance have been suppressed throughout this pandemic, Nicholas is very much committed to growing our receivables and expanding our reach wherever possible and prudent,” continued Marohn.  “Our Direct Loan product is experiencing substantial growth now that it is active and in place in every one of our brick and mortar locations across our branch network.  We have renewed our focus on new market expansion and are excited to report we are opening our first Nevada branch in Las Vegas this month.  We expect that, over the next 30 to 60 days we will have new fully operational branches in Columbia, SC and Milwaukee, WI.  We are actively developing expansion in Salt Lake City, UT and Boise, ID.  We are also initiating initial expansion efforts on top of that in Arizona and New Mexico.  Finally, we have elected to re-enter the Texas market now that we have reinforced our infrastructure and disciplined approach.”

Key Performance Indicators on Contracts Purchased
(Purchases in thousands)
	Number of		Average
Fiscal Year	Contracts	Principal Amount	Amount	Average	Average	Average
/Quarter	Purchased	Purchased#	Financed*^	APR*	Discount%*	Term*
2021	3,395	$34,103	$10,045	23.5%	7.4%	46
2	1,709	17,307	10,127	23.5%	6.8%	46
1	1,686	16,796	9,962	23.5%	8.0%	46
2020	7,647	$76,696	$10,035	23.4%	7.9%	47
4	1,991	19,658	9,873	23.5%	7.9%	46
3	1,753	17,880	10,200	23.3%	7.6%	47
2	2,011	20,104	9,997	23.5%	7.9%	46
1	1,892	19,054	10,071	23.4%	8.3%	47
2019	7,684	$77,499	$10,086	23.5%	8.2%	47
4	2,151	21,233	9,871	23.5%	8.0%	46
3	1,625	16,476	10,139	23.5%	8.1%	47
2	1,761	17,845	10,133	23.5%	8.4%	47
1	2,147	21,945	10,221	23.7%	8.3%	48

Key Performance Indicators on Direct Loans Originated (Originations in thousands)
	Number of	Principal
Fiscal Year	Loans	Amount	Average Amount	Average	Average
/Quarter	Originated	Originated	Financed*^	APR*	Term*
2021	1,479	$6,259	$4,260	29.0%	26
2	924	3,832	4,147	29.2%	25
1	555	2,427	4,373	28.7%	26
2020	3,142	$12,638	$4,017	28.2%	25
4	720	3,104	4,310	28.6%	25
3	1,137	4,490	3,949	28.4%	24
2	739	2,988	4,043	27.4%	25
1	546	2,056	3,765	28.2%	24
2019	1,918	$7,741	$4,036	26.4%	25
4	236	1,240	4,654	27.3%	24
3	738	2,999	4,063	25.9%	25
2	495	1,805	3,646	26.5%	25
1	449	1,697	3,779	25.7%	28

*Each average included in the tables is calculated as a simple average.

^Average amount financed is calculated as a single loan amount.

#Bulk portfolio purchase excluded for period-over-period comparability

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in primarily Southeastern and Midwestern U.S. States.  The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products.  For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, including expectations regarding the impact of COVID-19 on the Company’s business, its ability to obtain the expected financial and tax benefits from the CARES Act, and its ability to obtain loan forgiveness under its PPP loan, that involve risks and uncertainties, including risk relating to competition and our ability to increase and maintain yield and profitability at desirable levels, as well as risks relating to  general economic conditions, including in connection with the current COVID-19 pandemic, access to bank financing, our ability to expand the geographical scope of, and otherwise continue growing, our Direct Loan operations, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2020.  When used in this document, the words “anticipate”, “estimate”, “expect”, “will”, “may”, “plan,” “believe”, “intend” and similar expressions are intended to identify forward-looking statements.  Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially from those anticipated, estimated or expect. All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

## More ##

Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended		Six months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Interest and fee income on finance receivables	$14,064	$15,585	$28,215	$32,226
Unrealized gain on equity investments	45	-	45	-
Total revenue	14,109	15,585	28,260	32,226
Expenses:
Operating expenses	8,131	8,927	15,474	17,898
Provision for credit losses	3,050	4,000	6,350	8,385
Interest expense	1,569	2,298	3,218	4,786
Total expenses	12,750	15,225	25,042	31,069
Income before income taxes	1,359	360	3,218	1,157
Income tax expense	92	92	521	298
Net income	$1,267	$268	$2,697	$859
Earnings per share:
Basic	$0.16	$0.03	$0.34	$0.11
Diluted	$0.16	$0.03	$0.34	$0.11

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	September 30,	March 31,
	2020	2020
Cash and restricted cash	$33,169	$24,684
Equity investments with readily determinable fair values	3,013	-
Finance receivables, net	179,035	199,781
Repossessed assets	856	1,340
Operating lease right-of-use assets	2,588	2,598
Other assets	7,085	10,415
Total assets	$225,746	$238,818
Credit facility, net of debt issuance costs	$106,639	$124,255
Note payable	3,244	-
Operating lease liabilities	2,590	2,652
Other liabilities	3,129	4,332
Total liabilities	115,602	131,239
Shareholders’ equity	110,144	107,579
Total liabilities and shareholders’ equity	$225,746	$238,818
Book value per share	$14.14	$13.78

	Three months ended		Six months ended
	September 30,		September 30,
	(In thousands)		(In thousands)
Portfolio Summary	2020	2019	2020	2019
Average finance receivables (1)	$203,407	$232,021	$208,608	$236,024
Average indebtedness (2)	$113,233	$139,929	$117,983	$144,486
Interest and fee income on finance receivables	$14,064	$15,585	$28,215	$32,226
Interest expense	1,569	2,298	3,218	4,786
Net interest and fee income on finance receivables	$12,495	$13,287	$24,997	$27,440
Portfolio yield (3)	27.66%	26.87%	27.05	27.31%
Interest expense as a percentage of average finance receivables	3.09%	3.96%	3.09	4.06%
Provision for credit losses as a percentage of average finance receivables	6.00%	6.90%	6.09	7.11%
Net portfolio yield (3)	18.57%	16.01%	17.87	16.15%
Operating expenses as a percentage of average finance receivables	15.99%	15.39%	14.84	15.17%
Pre-tax yield as a percentage of average finance receivables (4)	2.58%	0.62%	3.03%	0.98%
Net charge-off percentage (5)	5.56%	11.40%	5.79%	10.01%
Finance receivables			$198,168	$222,320
Allowance percentage (6)			5.79%	6.07%
Total reserves percentage (7)			9.84%	10.42%

Note: All three-month and six-month statement of income performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables represent the average of finance receivables throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Credit Facility.
(3)

Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4)	Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.
(5)	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period.
(6)	Allowance percentage represents the allowance for credit losses divided by finance receivables outstanding as of ending balance sheet date.
(7)	Total reserves percentage represents the allowance for credit losses, purchase price discount, and unearned dealer discounts divided by finance receivables outstanding as of ending balance sheet date.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
September 30, 2020	$185,287	$10,232	$3,962	$1,560	$42	$15,796
		5.52%	2.14%	0.84%	0.02%	8.53%
September 30, 2019	$212,396	$13,981	$4,950	$1,946	$42	$20,919
		6.58%	2.33%	0.92%	0.02%	9.85%

Direct Loans	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
September 30, 2020	$12,715	$349	$159	$52	$0	$560
		2.74%	1.25%	0.41%	0.00%	4.40%
September 30, 2019	$9,480	$219	$115	$56	$0	$390
		2.31%	1.21%	0.59%	0.00%	4.11%

The following table presents selected information on Contracts purchased and Direct Loans originated by the Company:

	Contracts		Direct Loans
	Three months ended		Three months ended
	September 30,		September 30,
	(Purchases in thousands)		(Originations in thousands)
	2020	2019	2020	2019
Purchases/Originations	$17,307	$20,104	$3,832	$2,988
Average APR	23.5%	23.5%	29.2%	27.4%
Average discount	6.8%	7.9%	N/A	N/A
Average term (months)	46	46	25	25
Average amount financed	$10,127	$9,997	$4,147	$4,043
Number of contracts	1,709	2,011	924	739

	Contracts		Direct Loans
	Six months ended		Six months ended
	September 30,		September 30,
	(Purchases in thousands)		(Originations in thousands)
	2020	2019	2020	2019
Purchases/Originations	$34,103	$39,158	$6,259	$5,044
Average APR	23.5%	23.5%	29.0%	27.8%
Average discount	7.4%	8.1%	N/A	N/A
Average term (months)	46	47	26	25
Average amount financed	$10,045	$10,034	$4,260	$3,904
Number of contracts	3,395	3,903	1,479	1,285

The following table presents selected information on the entire Contract and Direct Loan portfolios of the Company:

	Contracts		Direct Loans
	As of		As of
	September 30,		September 30,
Portfolio	2020	2019	2020	2019
Average APR	22.7%	22.7%	27.7%	26.5%
Average discount	7.6%	7.7%	N/A	N/A
Average term (months)	51	52	27	27
Number of active contracts	24,656	27,294	3,673	2,921

## End ##